Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS REPORTS 2016 FINANCIAL RESULTS AND DEVELOPMENT PROGRESS

Buffalo, NY - February 22, 2017 - Cleveland BioLabs, Inc. (NASDAQ:CBLI) today reported financial results and development progress for the fourth quarter and year ended December 31, 2016.

Cleveland BioLabs reported a net loss, excluding minority interests, of $(1.2) million for the fourth quarter of 2016, or $(0.11) per share, compared to a net loss of $(1.4) million, or $(0.13) per share, for the fourth quarter of 2015. Net loss, excluding minority interests, for full year 2016 was $(2.7) million, or $(0.24) per share, compared to a net loss of $(12.6) million, or $(1.79) per share, for full year 2015.

As of December 31, 2016, the Company had $15.2 million in cash, cash equivalents and short-term investments, which, based on the Company’s current operational plan, is estimated to fund operations for at least one year beyond the filing date of our Form 10-K.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, “The past year was one of significant progress for CBLI. We commenced or continued clinical studies designed to further substantiate the potential of our Toll-like receptor agonists, entolimod, CBLB612 and Mobilan.”

“The pursuit of commercialization for entolimod as a medical radiation countermeasure remains our top priority,” continued Dr. Kogan. “We are working with the U.S. Food and Drug Administration (FDA) to confirm the bio-comparability of two formulations of entolimod. As requested by the Agency, we have completed the side-by-side analytical comparability analysis of these formulations and plan to submit the report to the Agency in the first quarter of 2017. Once the FDA has reviewed these data and provided its consent, the bio-comparability study in non-human primates will commence.  Following completion of the study and discussion of the submitted study results with the FDA, we expect the Agency to resume the review of our pre-EUA dossier. Products with pre-EUA status may be purchased by certain US government stakeholders for stockpiling in the event of a disaster and we believe achievement of this status may also increase interest from foreign governments. In addition, we are evaluating steps needed to file a Marketing Authorization Application (MAA) with the European Medicines Agency (EMA), and have taken preliminary action with the EMA, which has granted entolimod orphan drug designation for the treatment of acute radiation syndrome, and we continue to evaluate other foreign markets.”

Other Operational Highlights

•
Entolimod Oncology Indications. We have completed dosing of 40 patients in a clinical study of the safety and tolerability of entolimod as a neo-adjuvant therapy in treatment-naïve patients with primary colorectal cancer who are recommended for surgery. The goal is to accumulate additional clinical data regarding immune cell response to administrations of entolimod to guide future oncology development. The analysis of the data is ongoing.

•
CBLB612. We have also completed dosing in a Phase 2, randomized, placebo-controlled clinical study of CBLB612 as myelosuppressive prophylaxis in patients with breast cancer receiving doxorubicin-cyclophosphamide chemotherapy and data analysis of this study is in progress.

•	Mobilan. Two randomized, placebo-controlled, dose-ranging studies of Mobilan in men with prostate cancer are currently ongoing in the Russian Federation.

All of these studies are being conducted in the Russian Federation and were supported by development contracts with the Russian Federation Ministry of Industry and Trade, or MPT.

Further Financial Results

Revenue for the fourth quarter of 2016 was $1.0 million compared to $1.3 million for the fourth quarter of 2015. Revenue for full year 2016 was $3.5 million compared to $2.7 million for full year 2015. The revenue changes are primarily due to increased revenue from our Joint Warfighter Medical Research Program (JWMRP) contract with the Department of Defense (DoD) and our recently completed MPT contracts at BioLab 612 and Panacela which were partially offset by a decrease in service contract revenue from Incuron.

Research and development (R&D) costs for the fourth quarter of 2016 were $2.2 million compared to $1.9 million for the fourth quarter of 2015. R&D costs for the full year 2016 decreased to $6.5 million compared to $7.1 million for the full year 2015. The research and development changes were primarily attributable to our streamlined focus of pursuing commercialization efforts for entolimod’s biodefense indication in the United States and European Union, which increased certain R&D costs, but were partially offset by contract performance against the recently modified scope of work for our JWMRP contract to address the formulation questions raised by the FDA during its review of the pre-EUA dossier, and completion of our MPT contracts, which increased certain R&D costs during the year.

General and administrative costs (G&A) for the fourth quarter of 2016 were $0.7 million compared to $1.2 million for the fourth quarter of 2015. G&A costs for full year 2016 decreased to $3.4 million compared to $6.4 million for full year 2015. These decreases were primarily attributable to reductions in personnel and outside professional costs.

At December 31, 2016 the Company had 10,987,166 shares of common stock outstanding. In addition, the Company has 233,367 shares of common stock reserved for issuance pursuant to outstanding stock options with a weighted average exercise price of $41.98 and 2,148,741 shares of common stock reserved for issuance pursuant to outstanding warrants exercisable at a weighted average price of $11.04.

About Cleveland BioLabs
Cleveland BioLabs, Inc. is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. The company’s proprietary platform of Toll-like immune receptor activators has applications in radiation mitigation, oncology immunotherapy, and vaccines. The company’s most advanced product candidate is entolimod, which is being developed for as a medical radiation countermeasure for a biodefense indication. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC and a joint venture with Joint Stock Company RUSNANO, Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts. Words and phrases such as “potential,” “may,” “future,” “will,” “plan,” “anticipate,” “believe,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the company’s future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, research and clinical analyses and trials, regulatory approvals or the impact of any laws or regulations applicable to the company, and plans and objectives of management for future operations. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Factors that could contribute to such differences include, among others, the risks inherent in the early stages of drug development and in conducting clinical trials; the company’s plans and expectations with respect to future clinical trials and commercial scale-up activities; the company’s ability to attract collaborators with development, regulatory and commercialization expertise and the financial risks related to those relationships; the company’s ability to comply with its obligations under license agreements; the company’s inability to obtain regulatory approval in a timely manner or at all; the commercialization of the company’s product candidates, if approved; the company’s plans to research, develop and commercialize its product candidates; future agreements with third parties in connection with the commercialization of any approved product; the size and growth potential of the markets for the company’s product candidates, and its ability to serve those markets; the rate and degree of market acceptance of the company’s product candidates; the company’s history of operating losses and the potential for future losses, which may lead the company to not be able to continue as a going concern; regulatory developments in the United States and foreign countries;     the performance of the company’s third-party suppliers and manufacturers; and the success of competing therapies that are or may become available. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances occurring or arising after the date on which such statement is made, except as may be required by law. See also the “Risk Factors” and “Forward-Looking Statements” described in the company’s periodic filings with the Securities and Exchange Commission.

Contact:
C. Neil Lyons, Chief Financial Officer
Cleveland BioLabs, Inc.
T: (716) 849-6810 ext. 329
E: nlyons@cbiolabs.com

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$6,901,816	$5,918,424
Short-term investments	8,343,657	13,701,273
Accounts receivable	352,700	631,084
Other current assets	289,768	442,642
Total current assets	15,887,941	20,693,423
Equipment, net	37,376	122,958
Restricted cash	—	37,663
Other long-term assets	30,553	26,560
Total assets	$15,955,870	$20,880,604
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$336,435	$197,134
Accrued expenses	1,823,235	1,584,826
Deferred revenue	—	11,892
Accrued warrant liability	949,419	4,048,900
Total current liabilities	3,109,089	5,842,752
Commitments and contingencies	—	—
Total liabilities	3,109,089	5,842,752
Stockholders’ equity:
Total Cleveland BioLabs, Inc. stockholders’ equity	7,523,970	9,888,182
Noncontrolling interest in stockholders’ equity	5,322,811	5,149,670
Total stockholders’ equity	12,846,781	15,037,852
Total liabilities and stockholders’ equity	$15,955,870	$20,880,604
See Notes to Consolidated Financial Statements

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended December 31,		For the Year Ended December 31,
	2016	2015	2016	2015
Revenues:
Grants and contracts	$989,665	$1,269,433	$3,518,402	$2,708,225
Operating expenses:
Research and development	2,157,973	1,896,587	6,496,122	7,143,293
General and administrative	666,854	1,184,391	3,378,130	6,355,962
Total operating expenses	2,824,827	3,080,978	9,874,252	13,499,255
Loss from operations	(1,835,162)	(1,811,545)	(6,355,850)	(10,791,030)
Other income (expense):
Interest and other income (expense)	(9,038)	261,665	263,653	(99,488)
Foreign exchange gain (loss)	271,208	(318,719)	362,140	(509,513)
Gain (loss) on investment provision	—	(1,060,834)	40,517	(1,060,834)
Change in value of warrant liability	399,426	1,260,775	3,099,481	(221,915)
Equity in loss of Incuron, LLC	—	—	—	(362,137)
Total other income (expense)	661,596	142,887	3,765,791	(2,253,887)
Net loss	(1,173,566)	(1,668,658)	(2,590,059)	(13,044,917)
Net loss (gain) attributable to noncontrolling interests	(57,949)	246,195	(68,806)	407,280
Net loss attributable to Cleveland BioLabs, Inc.	$(1,231,515)	$(1,422,463)	$(2,658,865)	$(12,637,637)
Net loss attributable to common stockholders per share of common stock, basic and diluted	$(0.11)	$(0.13)	$(0.24)	$(1.79)
Weighted average number of shares used in calculating net loss per share, basic and diluted	10,987,166	10,769,940	10,987,166	7,060,396
See Notes to Consolidated Financial Statements

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2016	2015
Cash flows used in operating activities	$(5,039,639)	$(12,080,120)
Cash flows provided by/(used in) investing activities	5,673,013	(10,276,623)
Cash flows provided by financing activities	539,998	24,935,624
Effect of exchange rate change on cash and equivalents	(189,980)	235,574
Increase in cash and cash equivalents	983,392	2,814,455
Cash and cash equivalents at beginning of period	5,918,424	3,103,969
Cash and cash equivalents at end of period	$6,901,816	$5,918,424